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                                                                    Exhibit 10.5

                              September 18, 1995

Eugene A. Lang, Jr., Esq.
Barrett Resources Corporation
1125 Seventeenth Street, Suite 2400
Denver, CO  80202

Dear Gene:

     This letter is to confirm our understanding and agreement that you have been employed by Barrett Resources Corporation as Senior Vice President, General Counsel and Assistant Secretary, with terms of employment that include, among other things, a salary of $11,530 per month, and eligibility on the same basis as other officers of Barrett Resources for any other compensation and incentive plans that Barrett Resources may have in effect during the time of your employment, and duties and responsibilities substantially as described in the outline which you delivered to me (the "Outline").

     It is part of our understanding and agreement that these terms of employment, i.e., the position of Senior Vice President, General Counsel and Assistant Secretary, the salary of $11,530 per month, the eligibility to participate on the same basis as other officers of Barrett Resources Corporation in whatever compensation and/or incentive plans Barrett Resources may have in effect at that time, and the duties and responsibilities set forth in the Outline, shall be deemed to constitute a similar level of employment responsibility, status and compensation as you had prior to the Barrett/Plains merger, and therefore mean that there is not "Good Reason" for you to terminate your employment and request termination compensation under the terms of your Severance Agreement with Plains Petroleum Company dated September 26, 1990.
Also based on our understanding and agreement, as long as the same terms of employment described in this letter, or such other terms of employment as you and Barrett Resources, each acting in your sole respective discretion, agree to, remain in effect without any course of conduct by or on behalf of Barrett rendering you unable to effectively discharge your employment responsibilities, then the right to request termination compensation under the Severance Agreement cannot be exercised. We also understand that the right to request termination compensation pursuant to the Severance Agreement cannot be exercised at any time after July 18, 1998.

     If the matters set forth in this letter are consistent with your understanding of our agreement, please execute the enclosed copy of this letter in the space provided below and return it to me at your convenience.

     We look forward to a mutually satisfying and rewarding relationship.

                                            Very truly yours,

                                            BARRETT RESOURCES CORPORATION


                                            By:  /s/ John F. Keller
                                                 ---------------------
                                                 John F. Keller
                                                 Executive Vice President and
                                                 Chief Financial Officer
APPROVED:

    /s/ Eugene A. Lang, Jr.
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 Eugene A. Lang, Jr.